Exhibit 10.17

Retirement Arrangement with Gene Skogg

The Compensation Committee of the Board of Directors of Actuant Corporation has approved a resolution that provides for the accelerated vesting of Mr. Skogg’s unvested equity if he retires at or after age 63 and provides twelve months advance notice of his retirement to the Company.